EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ClearOne, Inc. of our report dated March 30, 2015, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of ClearOne, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Irvine, California
June 29, 2015